Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP FILES FORMS 10-Q
FOR THE QUARTERS OF 2006, 2005 AND 2004 AND MAKES $61 MILLION DEPOSIT
TOWARDS PRELIMINARY CLASS ACTION SETTLEMENT ORDER
San Juan, Puerto Rico, August 20, 2007 — First BanCorp (NYSE:FBP) announced today that it has filed with the Securities and Exchange Commission the quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2006 (with comparative restated information for the fiscal quarters ended March 31, 2005 and 2004); the quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 (with comparative information for the fiscal quarter ended June 30, 2005 and comparative restated information for the fiscal quarter ended June 30, 2004); and the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 (with comparative information for the fiscal quarter ended September 30, 2005 and comparative restated information for the fiscal quarter ended September 30, 2004). The Corporation is working diligently to finalize the 2007 quarterly reports and hopes to file the corresponding Forms 10-Q during the month of September 2007. Upon the filing of the 2007 quarterly reports, the Corporation will be current with all the reporting requirements of the Securities Exchange Act of 1934 and the New York Stock Exchange.
“I am very pleased to have completed and filed these quarterly reports with the SEC, thus becoming closer to fulfilling our regulatory responsibilities,” stated Fernando Scherrer, Chief Financial Officer of the Corporation. “We continue to focus on the completion of the 2007 quarterly reports which we intend to submit in the month of September. After this milestone, First BanCorp will be current on all financial reporting, and fully compliant with all reporting regulations of the SEC and NYSE.”

Additionally, the Corporation confirmed that on August 16, 2007 it deposited $61 million of the settlement amount required by the “Preliminary Order” issued by the United States District Court for the District of Puerto Rico issued on August 1, 2007. This previously announced order approved the stipulation of settlement filed in connection with the proposed settlement of the class action lawsuit brought on behalf of First BanCorp’s shareholders against the Corporation. The Corporation is in the process of mailing notices to the shareholders with the description of the settlement as required by the “Preliminary Order”.
The court hearing for the final order of approval of the settlement has been reset for November 28, 2007. The remaining settlement payment in the amount of $13,250,000 will be paid before December 31, 2007. As previously announced, the payments in settlement of the class action lawsuit will have no impact on earnings and capital of the Corporation in 2007. As reflected in the Corporation’s previously filed financial statements for 2005, the Corporation accrued $74.25 million in 2005 for the potential settlement of the class action lawsuit.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New

York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to file the 2007 quarterly reports so that the Corporation can return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the ability to obtain a final order approving the settlement of the shareholder litigation, interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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